Fifth Avenue Place
600, 425 – 1 Street SW
Calgary AB T2P 3L8
Canada

Tel: 403-648-3200
Fax: 403-265-0862
www.deloitte.ca

DEJOUR ENERGY INC.

598-999 CANADA PLACE

VANCOUVER, BC V6C 3E1

Consent of Independent Petroleum Engineers

We hereby consent to the use and reference to our name and reports evaluating a portion of Dejour Energy Inc.’s petroleum and natural gas reserves as of December 31, 2011, and the information derived from our reports, as described or incorporated by reference in: (i) Dejour Energy Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011, (ii) Dejour Energy Inc.’s Registration Statement on Form F-3 (File No. 333-162677), and (iii) Dejour Energy Inc.’s Registration Statements on Form S-8 (File No. 333-179540), filed with the United States Securities and Exchange Commission.

Yours truly,

Originally Signed by “Robin G. Bertram”

Robin G. Bertram, P.Eng. Associate Partner
Deloitte & Touche LLP

Dated: April 27, 2012
Calgary, Alberta
CANADA